EXHIBIT 99.1

American River Bankshares Reports Third Quarter 2020 Results

SACRAMENTO, Calif., Oct. 22, 2020 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ-GS: AMRB) today reported net income of $1.8 million, or $0.30 per diluted share for the third quarter of 2020 compared to $1.6 million, or $0.27 per diluted share for the third quarter of 2019. For the nine months ended September 30, 2020, net income was $5.0 million or $0.84 per diluted share, compared to $4.0 million or $0.68 per diluted share for the nine months ended September 30, 2019.

“The third quarter of 2020 continued to be impacted by the COVID-19 pandemic, however, the Company has experienced some positive trends in our market with over $33 million in new loan fundings,” said David E. Ritchie, Jr., President and Chief Executive Officer. “We continue to place a high priority on keeping our staff informed and safe, as well as, staying in close contact with our clients. We are pleased to see that so many of our borrowers have begun to make their regularly scheduled loan payments, upon the expiration of their loan payment deferral periods.”

Financial Highlights

  Net loans increased $101.7 million (27.5%) from September 30, 2019 to September 30, 2020. During the first nine months of 2020, net loans increased $77.8 million (19.8%). Much of the growth in 2020 is related to loans funded under the Paycheck Protection Program (“PPP”). These PPP loans directly benefitted the businesses and their employees in our local communities. The Company funded 477 PPP loans totaling $80.2 million in the second quarter of 2020. At September 30, 2020, PPP loans totaled $74.2 million, net of $1.6 million in deferred processing fees.

  Deposits increased $115.9 million (18.9%) from September 30, 2019 to September 30, 2020. During the first nine months of 2020, deposits increased $124.0 million (20.5%).

  The third quarter 2020 net interest margin was 3.42%, compared to 3.62% for the third quarter of 2019. The net interest margin for the nine months ended September 30, 2020 was 3.54%, compared to 3.59% for the nine months ended September 30, 2019.

  Net interest income was $6.7 million in the third quarter of 2020, compared to $5.9 million in the third quarter of 2019. For the nine months ended September 30, 2020, net interest income was $19.4 million, compared to $17.1 million for the nine months ended September 30, 2019.

  Pretax, pre-provision income increased $619,000 (27.5%) to $2.9 million in the third quarter of 2020, compared to $2.3 million in the third quarter of 2019. For the nine months ended September 30, 2020 pretax, pre-provision income was $8.2 million, an increase of $2.3 million (40.7%) when compared to $5.9 million for the first nine months of 2019.

  The allowance for loan losses was $6.6 million (1.38% of total loans) at September 30, 2020, compared to $5.0 million (1.32% of total loans) at September 30, 2019. Excluding the PPP loans and the related loan fees, which are fully guaranteed by the U.S. Small Business Administration, the allowance for loan losses to total loans was 1.64% at September 30, 2020. There were no nonperforming loans at September 30, 2020, December 31, 2019 or September 30, 2019.

  Shareholders’ equity was $91.7 million at September 30, 2020, compared to $82.9 million at December 31, 2019 and $82.8 million at September 30, 2019. Tangible book value per share was $12.69 at September 30, 2020, compared to $11.29 at December 31, 2019 and $11.27 at September 30, 2019. Book value per share was $15.44 per share at September 30, 2020, compared to $14.06 per share at December 31, 2019 and $14.03 per share at September 30, 2019.

  The Company continued the quarterly cash dividend by paying a $0.07 per share cash dividend on August 12, 2020.

  The Company continues to maintain strong capital ratios. At September 30, 2020, the Leverage ratio was 8.2% compared to 9.2% at December 31, 2019 and 9.2% at September 30, 2019; the Tier 1 Risk-Based Capital ratio was 15.3% compared to 14.8% at December 31, 2019 and 15.4% at September 30, 2019, and the Total Risk-Based Capital ratio was 16.5% compared to 15.9% at December 31, 2019 and 16.6% at September 30, 2019.

Northern California Economic Update, September 30, 2020.

Each quarter, management at American River Bank prepares an economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties. Sources of economic and industry information include: Colliers International, Keegan & Coppin Company, Inc., ycharts, and the State of California Employment Development Department. Much of the market data that the Bank has used in the past has become unavailable since the pandemic. As such, we have not been able to provide recent information in all areas below, particularly in the real estate markets. We have decided to continue to provide the most recent data available despite the fact that it may not be as current as we would like it to be.

The commercial real estate and employment data below primarily covering years 2017 through 2019 reflects mostly positive trends in the markets served by the Bank. 2019 commercial real estate results reflect some slight signs of slowing when compared to year-end 2018.   Unemployment for the month of December 2019 decreased when compared to year-end 2018. As of August 31, 2020, unemployment has increased in all of the market areas of the Bank, due in large part to the COVID-19 pandemic which has persisted for the past seven months.

The Bank’s management continues to closely monitor the ongoing economic effects of the COVID-19 pandemic, including temporary and permanent business closures, increased unemployment, and the disruption of supply chains for construction. It is anticipated that unemployment will stabilize as businesses begin to reopen while the commercial real estate market begins to recover in the coming months.

Commercial Real Estate. In the Greater Sacramento Area, when comparing fourth quarter 2018 to fourth quarter 2017, commercial real estate vacancies improved in all segments. Office vacancy decreased from 14.9% to 14.0%, retail vacancy decreased from 9.1% to 7.8%, and industrial vacancy decreased from 5.9% to 4.7%. As of the fourth quarter 2019, vacancies in office and industrial segments decreased slightly further to 13.8% and 4.6% respectively. Retail vacancy increased slightly over the year, topping at 8.3%, however, rested at 7.8% as of fourth quarter 2019. Limited numbers have been provided for 2020 due to the COVID-19 pandemic.

In Sonoma County, vacancy rates fluctuated within a relatively narrow range during 2018. Comparing fourth quarter 2018 to fourth quarter 2017, commercial real estate office vacancy decreased slightly from 12.5% to 12.3%, retail vacancy increased from 3.8% to 4.5%, and industrial vacancy increased from 4.6% to 4.8%. As of fourth quarter 2019, Sonoma County’s retail and industrial vacancy rates decreased slightly further to 4.3% and 4.7% respectively. Office vacancy remained flat at 12.3%.

In all segments (office, retail, and industrial), the Greater Sacramento Area reported a positive absorption from December 31, 2017 through December 31, 2018. Some fluctuation has occurred in 2019 and as of December 31, 2019 absorption was a positive 129,414 square feet (SF) for office, 568,000 SF for retail, and 120,000 SF for industrial. For Q1 2020, office had absorption of 183,000 SF and industrial had absorption of 58,000 SF.

Sonoma County and the City of Santa Rosa reported positive absorption for the office segment from December 31, 2017 through the third quarter of 2018. Although absorption remained positive for the fourth quarter of 2018 and into 2019, it was trending downward, and at the end of the third quarter 2019 was negative 45,441 SF in Sonoma County and a positive 44,143 SF in Santa Rosa. Information for 2020 is not available.

Industrial absorption in Sonoma County was also positive through third-quarter 2018, however, experienced an increasingly negative absorption since that time. During the third quarter 2019, some improvement was made, however, absorption was still a negative 71,923 SF. As of fourth quarter 2019, industrial absorption improved further to a positive 18,599 SF. In the City of Santa Rosa, industrial absorption was positive from December 31, 2017 through June 30, 2018, however began to decline as of September 30, 2018 at which time absorption was a negative 7,795 SF. As of September 30, 2019, absorption was a negative 6,876 SF, however improved as of December 31, 2019 to a positive 81,630 SF. Retail absorption data for Sonoma County and the City of Santa Rosa is not available for the time periods mentioned above, or thereafter.

In the Greater Sacramento area, commercial lease rates overall have increased from December 31, 2017 through December 31, 2018 with lease rates ranging from the following: office: $1.88/SF to $1.99/SF; retail: $1.34/SF to $1.38/SF and industrial: $0.50/SF to $0.57/SF. Fourth quarter 2018 lease rates represent the top of the range in two segments at $1.99/SF for office and $0.57/SF for industrial. Retail decreased slightly from $1.39/SF in third quarter 2018 to $1.38/SF in fourth quarter 2018. As of fourth quarter 2019, lease rates for office, industrial, and retail remained flat at $1.99/SF, $0.57/SF, and $1.41/SF respectively. For Q1 2020 and Q2 2020, retail lease rates were not available. At Q2 2020 office rates increased to $2.04/SF and industrial decreased further to $0.53/SF.

As a proxy for Sonoma County, the City of Santa Rosa’s gross office lease rates as of year-end 2017 ranged from $1.75/SF to $2.35/SF and industrial rates ranged from $0.90/SF to $1.10/SF. Year-end 2018 office rental rates ranged from $1.80/SF to $2.50/SF (depending on quality) and industrial rates ranged from $0.95/SF to $1.30/SF with cannabis use rents ranging from $1.50/SF to $3.00+ per SF gross. As of second quarter 2019, office rental rates ranged from $1.95 - $2.35/SF full service for Class A, and $1.75 - $1.90/SF full service for Class B. Industrial rental rates ranged from $0.95 - $1.25/SF gross (non-cannabis). Retail rental rates ranged from $2.00 - $4.50/SF NNN for shops in anchor centers and $1.25 - $1.50/SF NNN for anchor space in anchor centers. Subsequent data for Santa Rosa is not yet available. There is no retail rental rate data available for the City of Santa Rosa for the other time periods mentioned above, or thereafter.

Due to the rural nature of the Amador County region, it has the lowest level of commercial real estate concentration in the Bank’s footprint. There is limited supply for commercial real estate in this region and as a result, minimal information is available.

Multi-family. The Bank’s multi-family loan portfolio is widely spread geographically throughout California. Sacramento data is currently being used below as it is the Bank’s largest concentration, however, as multi-family loans become more concentrated in other major areas they may be added in the future.

The multi-family market in the Sacramento area has reflected high occupancy from March 31, 2018 through December 31, 2019. The highest occupancy rate within this time range was in third quarter 2019 at 96.9%, and the lowest was first quarter 2018 at 96.3%. As of fourth quarter 2019, occupancy was at 96.5%. Monthly lease rates during this period ranged from $1,367 in first quarter 2018 to $1,495 in fourth quarter 2019. As of the second quarter 2020, occupancy totaled 96.6% and lease rates increased to $1,513.

The trailing 12-month cap rate from first quarter 2018 through fourth quarter 2019, ranged with some fluctuation from a high of 5.8% in fourth quarter 2019 to a low of 4.8% in the second quarter 2019. As of first quarter 2020, the 12-month cap rate was 5.3%. As of second quarter 2020, the 12-month cap rate is no longer available in our normal sources.

Employment. National unemployment, which reached a high of 10.0% at October 31, 2009, had dropped steadily over the years and stabilized. However, the recent global COVID-19 pandemic facing the nation has had a sudden and tremendous impact on unemployment. When compared to December 2016, national unemployment decreased from 4.7% to 4.1% in December 2017, 3.9% in December 2018, and 3.5% as of December 2019. As of August 31, 2020, the national unemployment rate was 8.4%, a sharp increase compared to February 2020’s 3.9% unemployment rate but a decrease from May 31, 2020 of 13.3%.

California unemployment was 4.4% at December 31, 2017. As of December 2018 and December 2019, the rate decreased further to 4.3% and 3.9% respectively. The California preliminary unemployment rate increased to 11.4% as of August 2020. The number of employed Californians increased during years 2017 and 2018, and slowed at year-end 2019. There were 18.5 million employed at the end of 2017, and 18.7 million at the end of years 2018 and 2019. As of August 2020, the number of employed Californians decreased since year-end 2019 by 1,019,000 jobs.

All three of the Bank’s markets have reported positive unemployment rate results from year-end 2017 to year-end 2019 with an increase in unemployment in 2020 due to COVID-19. When comparing December 31, 2017 to December 31, 2018, unemployment rates increased slightly from 3.9% to 4.0% in the Sacramento MSA and decreased from 2.9% to 2.6% in the Santa Rosa-Petaluma MSA. As of December 31, 2019, the unemployment rate for Sacramento and Santa Rosa-Petaluma MSAs decreased to 3.2% and 2.4%, respectively. Over the same period, Amador County’s unemployment has improved, decreasing to 4.3% at December 31, 2017, 4.0% at December 31, 2018, and 3.6% at December 31, 2019.

As of August 2020, unemployment rates increased in all areas compared to year-end 2019 as follows: Sacramento MSA increased from 3.2% to 9.4%, Santa-Rosa-Petaluma MSA increased from 2.4% to 7.7%, and Amador County from 3.6% to 9.3%. All three areas of the bank have seen an improvement in unemployment since May 2020 but still higher than year-end 2020.

Job growth was positive in all of the Bank’s markets from year-end 2017 to year-end 2018. Compared to December 2017, job growth was 3.7% for Sacramento MSA, 1.6% for Santa Rosa MSA and 1.2% for Amador County as of December 2018. As of December 2019, the number employed decreased slightly in the Sacramento MSA and Santa Rosa MSA, 0.19% and 0.39% respectively, while Amador County increased the number employed 2.08%. August 2020 results reflect an increase in job growth for all three areas compared to May 2020. The number employed in the Sacramento MSA increased by 12,000 jobs or 1.25%, Santa Rosa MSA 12,000 jobs or 6.18%, and Amador County 970 jobs or 8.14%.

Balance Sheet Review

American River Bankshares’ assets totaled $857.9 million at September 30, 2020, compared to $720.4 million at December 31, 2019, and $721.3 million at September 30, 2019.

Net loans totaled $471.6 million at September 30, 2020, compared to $393.8 million at December 31, 2019, and $369.9 million at September 30, 2019.

The loan portfolio at September 30, 2020 included: real estate loans of $326.0 million (68% of the portfolio), Paycheck Protection Program Loans (“PPP”) of $75.8 million (16% of the portfolio), commercial loans of $44.4 million (9% of the portfolio) and other loans, which consist mainly of agriculture and consumer loans of $34.3 million (7% of the portfolio). The real estate loan portfolio at September 30, 2020 includes: owner-occupied commercial real estate loans of $75.6 million (23% of the real estate portfolio), investor commercial real estate loans of $149.5 million (46% of the real estate portfolio), multi-family real estate loans of $42.7 million (13% of the real estate portfolio), construction and land development loans of $30.5 million (9% of the real estate portfolio) and residential real estate loans of $27.7 million (9% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans, other assets and other real estate owned (“OREO”). Nonperforming loans include all such loans that are either placed on nonaccrual status or are 90 days past due as to principal or interest, but still accrue interest because such loans are well-secured and in the process of collection. NPAs were $846,000 at September 30, 2020 compared to $1.4 million at December 31, 2019 and $957,000 at September 30, 2019. The NPAs to total assets ratio decreased to 0.10% at the end of September 2020 from 0.19% at December 31, 2019 and from 0.13% one year ago.

At September 30, 2020 and at December 31, 2019, the Company had one OREO property totaling $846,000 compared to a balance of $957,000 at September 30, 2019. During the fourth quarter of 2019, the book value of this OREO property was written down from $957,000 to $846,000 after receipt of an updated appraisal. During the second quarter of 2020 the Company took possession of an automobile which was held as collateral for a loan. The book value of this automobile at June 30, 2020 was $19,000 and was classified in other assets. This asset was sold in early July with no additional loss. At September 30, 2020, December 31, 2019, and September 30, 2019 there was not a valuation allowance for the OREO property.

Loans measured individually for impairment were $7.1 million at the end of September 2020, compared to $7.6 million at December 31, 2019, and $7.7 million a year ago. Specific reserves of $128,000 were held on the impaired loans at September 30, 2020, compared to $142,000 at December 31, 2019 and $82,000 at September 30, 2019. There was $445,000 in provision for loan losses in the third quarter of 2020 compared to $120,000 for the third quarter of 2019. The Company had net charge-offs of $27,000 in the third quarter of 2020, compared to net recoveries of $72,000 in the third quarter of 2019. There was $1.5 million in provision for loan losses in the first nine months of 2020 compared to $480,000 in provision for the first nine months of 2019. The additions to the loan loss allowance in 2020 was due to uncertainty in the economic market during 2020 due to the COVID-19 pandemic. For the first nine months of 2020, the Company had net charge-offs of $7,000 compared to net recoveries of $81,000 in the first nine months of 2019. The Company continues to gather the latest information available to perform and update its analysis of potential loan losses. As more information becomes available, including the economic impact of the COVID-19 pandemic, the Company will update this analysis, which could lead to further charges to the ALLL. The Company maintains the allowance for loan losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan losses that management believes is appropriate at each reporting date.

During the second quarter of 2020, the Company diligently worked with our borrowers to provide loan payment relief to those affected by the COVID-19 pandemic. At June 30, 2020, there were 107 such arrangements totaling $96,465,000. During the third quarter of 2020, two additional arrangements were made, four loans were paid in full, and 70 loans began to make their regularly scheduled loan payments. At September 30, 2020, 35 such deferral arrangements remained totaling $38,252,000.

Investment securities, which excludes $4.2 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $266.9 million at September 30, 2020, up 1.8% from $262.2 million at December 31, 2019 and down 3.4% from $276.3 million at September 30, 2019. At September 30, 2020, the investment portfolio was comprised of 91% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 6% obligations of states and political subdivisions, and 3% corporate bonds.   The reduction in the investment portfolio during the past twelve months was used primarily to fund the increased loan growth during the same time period.

At September 30, 2020, total deposits were $728.8 million, compared to $604.8 million at December 31, 2019 and $612.9 million one year ago. Core deposits increased 25.3% to $659.8 million at September 30, 2020 from $526.7 million at September 30, 2019 and increased 24.3% from $531.0 million at December 31, 2019. The Company considers all deposits except time deposits as core deposits.

At September 30, 2020, noninterest-bearing demand deposits accounted for 41% of total deposits, interest-bearing demand accounts were 11%, savings deposits were 12%, money market balances accounted for 27% and time certificates were 9% of total deposits. At September 30, 2019, noninterest-bearing demand deposits accounted for 37% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 12%, money market balances accounted for 25% and time certificates were 14% of total deposits.

Shareholders’ equity increased $8.8 million (10.6%) to $91.7 million at September 30, 2020 compared to $82.9 million at December 31, 2019 and $8.9 million (10.7%) from $82.8 million at September 30, 2019. The increase in equity from December 31, 2019 was due to a $4.8 million increase in accumulated other comprehensive income related to an increase in the unrealized gain on securities, a $3.7 million increase in Retained Earnings due to the net income for the year less cash dividends declared ($1.2 million), plus a $0.3 million increase in common stock from equity compensation.

Net Interest Income

The net interest income during the third quarter of 2020 increased $792,000 (13.4%) to $6.7 million from $5.9 million in the third quarter of 2019 and for the nine months ended September 30, 2020, net interest income increased $2.3 million (13.6%) to $19.4 million from $17.1 million for the nine months ended September 30, 2019. The net interest margin as a percentage of average earning assets was 3.42% in the third quarter of 2020, compared to 3.48% in the second quarter of 2020 and 3.62% in the third quarter of 2019. For the nine months ended September 30, 2020 the net interest margin was 3.54% compared to 3.59% for the nine months ended September 30, 2019. Interest income for the third quarter of 2020 increased $500,000 (7.6%) to $7.1 million from $6.6 million for the third quarter of 2019 and for the nine months ended September 30, 2020, interest income increased $1.7 million (9.4%) to $20.7 million from $19.0 million for the nine months ended September 30, 2019.

The average tax equivalent yield on earning assets decreased to 3.59% in the third quarter of 2020 from 3.99% for the third quarter of 2019 and for the nine months ended September 30, 2020 decreased to 3.78% from 3.98% for the nine months ended September 30, 2019. Much of the decrease in yields for both the three- and nine-month period comparisons can be attributed to new loans and investment securities funded in an overall lower interest rate environment and a large increase in cash held in interest-bearing deposits in banks during this low rate environment. The average balance of interest-bearing deposits in banks increased $38.6 million (282.4%) from $13.7 million to $52.2 million for the third quarter of 2020, while the yield decreased from 2.06% to 0.14% during that same time period. Interest-bearing deposits in banks increased $29.0 million (319.3%) from $9.1 million to $38.1 million for the first nine months of 2020 while the yield decreased from 2.22% to 0.26%.

The average balance of earning assets increased $131.9 million (20.1%) from $655.9 million in the third quarter of 2019 to $787.8 million in the third quarter of 2020 and for the nine months ended September 30, 2020, increased $96.8 million (15.1%) to $739.4 million from $642.6 million for the nine months ended September 30, 2019. The average PPP loans outstanding during the third quarter of 2020 was $75.8 million.

Interest expense for the third quarter of 2020 decreased $292,000 (46.6%) to $335,000 from $627,000 for the third quarter of 2019 and for the nine months ended September 30, 2020 decreased $541,000 (29.1%) to $1.3 million from $1.9 million for the nine months ended September 30, 2019. The decrease in interest expense is related to a reduction in some higher rate time deposits. As these time deposits matured, they renewed at lower market rates or they exited the Company and were replaced by lower cost checking and money market accounts. Average time deposits decreased $17.6 million (20.3%) from $86.9 million during the third quarter of 2019 to $69.3 million during the third quarter of 2020 and the cost of those funds decreased from 1.75% to 0.74% during that same time period. The average cost of funds decreased from 0.64% in the third quarter of 2019 to 0.29% in the third quarter of 2020. Average interest-bearing deposits increased $69.8 million (17.9%) from $389.2 million during the third quarter of 2019 to $459.0 million during the third quarter of 2020.

Noninterest Income and Expense

Noninterest income for the third quarter of 2020 was $374,000, a decrease of $43,000 (10.3%) from $417,000 in the third quarter of 2019 and was $1.2 million, a decrease of $87,000 (7.0%) for the nine months ended September 30, 2020 compared to the first nine months of 2019. For both periods, the decrease in noninterest income was predominately related to a decrease in gain on sale of securities from a gain of $9,000 in the third quarter of 2019 to no gain in the third quarter of 2020 and from $74,000 in the first nine months of 2019 to $38,000 for the first nine months of 2020. Service charges also decreased from $149,000 in the third quarter of 2019 to $115,000 in 2020 and from $409,000 in the first nine months of 2019 to $381,000 for the same period in 2020.   The decrease in 2020 is largely due to higher average deposit balances resulting from PPP loan fundings and other governmental programs.

Noninterest expense increased $130,000 (3.2%) to $4.2 million for the third quarter of 2020 from $4.1 million in the third quarter of 2019 largely due to an increase in FDIC insurance assessments from a reversal of $47,000 in the third quarter of 2019 to an expense of $62,000 in the third quarter of 2020 due to the receipt of the FDIC’s Small Bank Assessment Credits in the third quarter of 2019. Noninterest expense decreased $146,000 (1.2%) from $12.5 million for the nine months ended September 30, 2019 to $12.4 million for the same period in 2020.  The decrease is primarily due to a decrease in salaries and employee benefits of $158,000 (1.9%) from the first nine months of 2019 to the first nine months of 2020 due to an increase in deferral of direct loan costs, which reduced salary expense. Each PPP loan that was recorded had an associated cost. The total cost for all of the PPP loans funded during the nine months ending September 30, 2020 was $332,000. The decrease in noninterest expense is also due to a decrease in other expenses of $77,000 (2.7%) to $2.8 million in the first nine months of 2020, which includes costs such as insurance, advertising, director expenses, technology and telephone expenses, and bank charges. The largest change within the other expenses category is in advertising and business development.   Advertising and business development decreased $254,000 (58.8%) from $432,000 in the first nine months of 2019 to $178,000 in the first nine months of 2020. Much of this decrease is related to the shelter in place order within our markets reducing the number of business development opportunities and events.

The fully taxable equivalent efficiency ratio for the third quarter of 2020 decreased to 59.1% from 64.0% from the third quarter of 2019 and for the nine months ended September 30, 2020, decreased to 59.6% from 67.6% for the nine months ended September 30, 2019.

Provision for Income Taxes

Federal and state income taxes for the quarter ended September 30, 2020 increased by $86,000 (15.3%) from $561,000 in the third quarter of 2019 to $647,000 in the third quarter of 2020 and increased $418,000 (30.3%) from $1.4 million in the first nine months of 2019 to $1.8 million in 2020. The higher provision for taxes in 2020 compared to 2019 primarily resulted from a lower level of tax benefits from tax-exempt investments and equity compensation and an increase in taxable income in 2020.

Earnings Conference Call

The third quarter earnings conference call will be held Thursday, October 22, 2020 at 1:30 p.m. Pacific Time. David E. Ritchie, Jr., President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions. Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2513 and entering the Conference ID 8786 097#. A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We provide financial expertise and exceptional service to complement a full suite of banking products and services to meet the needs of the communities we serve. For more information, call (800) 544-0545 or visit our website at AmericanRiverBank.com.

Use of Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP.  These measures include income before provisions for loan losses and income taxes (referred to as “pretax, pre-provision income”), tangible book value and taxable equivalent basis.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s financial position reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers.

Income Before Provision for Loan Losses and Income Taxes (non-GAAP financial measures)

Income before provision for loan losses and income taxes (pretax, pre-provision income) adds back both the provision for loan losses and the provision for income taxes to net income.  The Company believes the income before deducting the provisions for loan losses and income taxes facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio.  The Company believes the presentation of net interest margin on a taxable equivalent basis using a 21% effective tax rate for 2019 and 2020 allows for comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt loans and investments. The efficiency ratio is a measure of a banking company’s overhead as a percentage of its revenue. The Company derives this ratio by dividing total noninterest expense by the sum of the taxable equivalent net interest income and the total noninterest income.

Tangible Equity (non-GAAP financial measures)

Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets.  The Company believes the exclusion of goodwill and other intangible assets to create “tangible equity” facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Investor Contact:
Mitchell A. Derenzo
Executive Vice President and
Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
Jennifer J. Held
Vice President, Marketing Director
American River Bankshares
916-231-6717

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	September 30,	December 31,	September 30,
ASSETS	2020	2019	2019
Cash and due from banks	$16,559	$15,258	$14,512
Federal funds sold	-	-	-
Interest-bearing deposits in banks	56,469	2,552	14,870
Investment securities	266,932	262,213	276,311
Loans:
Commercial	44,352	43,019	41,079
Paycheck Protection Program loans ("PPP")	75,804	-	-
Real estate:
Commercial	225,129	214,604	202,714
Multi-family	42,739	56,818	57,221
Construction	30,504	23,169	13,657
Residential	27,720	29,180	28,978
Agriculture	6,138	6,479	6,570
Consumer	28,160	26,392	25,277
	480,546	399,661	375,496
Deferred loan origination costs (fees), net	(2,283)	(721)	(603)
Allowance for loan losses	(6,616)	(5,138)	(4,953)
Loans, net	471,647	393,802	369,940
Bank premises and equipment, net	948	1,191	1,217
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	4,212	4,259	4,259
Other real estate owned, net	846	846	957
Accrued interest receivable and other assets	24,000	23,911	22,894
	$857,934	$720,353	$721,281

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$295,862	$227,055	$228,517
Interest checking	84,390	69,834	70,712
Money market	193,647	158,319	151,469
Savings	85,937	75,820	75,980
Time deposits	68,995	73,809	86,226
Total deposits	728,831	604,837	612,904
Short-term borrowings	12,000	9,000	5,000
Long-term borrowings	15,460	10,500	10,500
Accrued interest and other liabilities	9,959	13,107	10,028
Total liabilities	766,250	637,444	638,432

SHAREHOLDERS' EQUITY
Common stock	$30,855	$30,536	$30,466
Retained earnings	54,290	50,581	49,487
Accumulated other comprehensive income	6,539	1,792	2,896
Total shareholders' equity	91,684	82,909	82,849
	$857,934	$720,353	$721,281

Ratios:
Nonperforming loans to total loans	0.00%	0.00%	0.00%
Net chargeoffs (recoveries) to average loans (annualized)	0.02%	-0.02%	-0.03%
Allowance for loan losses to total loans	1.38%	1.29%	1.32%
Allowance for loan losses to total non PPP loans	1.64%	1.29%	1.32%

American River Bank Capital Ratios:
Leverage Capital Ratio	8.31%	9.26%	9.32%
Common Equity Tier 1 Risk-Based Capital	15.42%	14.93%	15.55%
Tier 1 Risk-Based Capital Ratio	15.42%	14.93%	15.55%
Total Risk-Based Capital Ratio	16.67%	16.10%	16.74%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	8.23%	9.16%	9.22%
Tier 1 Risk-Based Capital Ratio	15.27%	14.77%	15.38%
Total Risk-Based Capital Ratio	16.52%	15.94%	16.58%

Nonperforming loans	-	-	-
Nonperforming assets	846	1,363	957

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Third	Third		For the Nine Months
	Quarter	Quarter	%	Ended September 30,		%
	2020	2019	Change	2020	2019	Change
Interest income	$7,055	$6,555	7.6%	$20,745	$18,963	9.4%
Interest expense	335	627	(46.6)%	1,317	1,858	(29.1)%
Net interest income	6,720	5,928	13.4%	19,428	17,105	13.6%
Provision for loan losses	445	120	(270.8)%	1,485	480	(209.4)%
Noninterest income:
Service charges on deposit accounts	115	149	(22.8)%	381	409	(6.8)%
Gain on sale of securities	-	9	(100.0)%	38	74	(48.6)%
Other noninterest income	259	259	-%	743	766	(3.0)%
Total noninterest income	374	417	(10.3)%	1,162	1,249	(7.0)%
Noninterest expense:
Salaries and employee benefits	2,889	2,898	(0.3)%	8,265	8,423	(1.9)%
Occupancy	218	256	(14.8)%	733	768	(4.6)%
Furniture and equipment	140	120	16.7%	422	400	5.5%
Federal Deposit Insurance Corporation assessments	62	(47)	(231.9)%	138	48	187.5%
Expenses related to other real estate owned	4	7	(42.9)%	27	15	80.0%
Other expense	910	859	5.9%	2,770	2,847	(2.7)%
Total noninterest expense	4,223	4,093	3.2%	12,355	12,501	(1.2)%
Income before provision for income taxes	2,426	2,132	13.8%	6,750	5,373	25.6%
Provision for income taxes	647	561	15.3%	1,798	1,380	30.3%
Net income	$1,779	$1,571	13.2%	$4,952	$3,993	24.0%

Basic earnings per share	$0.30	$0.27	11.1%	$0.84	$0.68	23.5%
Diluted earnings per share	$0.30	$0.27	11.1%	$0.84	$0.68	23.5%

Net interest margin as a percentage of average earning assets	3.42%	3.62%		3.54%	3.59%

Average diluted shares outstanding	5,886,304	5,870,916		5,882,693	5,863,979

Operating Ratios (annualized):
Return on average assets	0.82%	0.88%		0.82%	0.77%
Return on average equity	7.79%	7.65%		7.52%	6.81%
Return on average tangible equity	9.49%	9.57%		9.24%	8.60%
Efficiency ratio (fully taxable equivalent)	59.12%	64.01%		59.56%	67.57%

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table sets forth a reconciliation of pretax, pre-provision income by adding back the provisions for both loan losses and income

	Third	Third		For the Nine Months
	Quarter	Quarter		Ended September 30,
	2020	2019		2020	2019
Reported net income	$1,779	$1,571		$4,952	$3,993
Provision for loan and lease losses	445	120		1,485	480
Provision for income taxes	647	561		1,798	1,380
Pretax, pre-provision income	$2,871	$2,252		$8,235	$5,853

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
	2020	2020	2020	2019	2019
Interest income	$7,055	$6,975	$6,715	$6,707	$6,555
Interest expense	335	455	527	603	627
Net interest income	6,720	6,520	6,188	6,104	5,928
Provision for loan losses	445	545	495	180	120
Noninterest income:
Service charges on deposit accounts	115	111	155	149	149
Gain on sale of securities	-	-	38	41	9
Other noninterest income	259	225	259	249	259
Total noninterest income	374	336	452	439	417
Noninterest expense:
Salaries and employee benefits	2,889	2,511	2,865	2,893	2,898
Occupancy	218	259	256	255	256
Furniture and equipment	140	139	143	142	120
Federal Deposit Insurance Corporation assessments	62	49	27	-	(47)
Expenses related to other real estate owned	4	18	5	119	7
Other expense	910	940	920	936	859
Total noninterest expense	4,223	3,916	4,216	4,345	4,093
Income before provision for income taxes	2,426	2,395	1,929	2,018	2,132
Provision for income taxes	647	654	497	511	561
Net income	$1,779	$1,741	$1,432	$1,507	$1,571

Basic earnings per share	$0.30	$0.30	$0.24	$0.26	$0.27
Diluted earnings per share	$0.30	$0.30	$0.24	$0.26	$0.27

Net interest margin as a percentage of average earning assets	3.42%	3.48%	3.75%	3.63%	3.62%

Average diluted shares outstanding	5,886,304	5,879,219	5,883,576	5,881,901	5,870,916
Shares outstanding-end of period	5,938,009	5,938,009	5,918,375	5,898,878	5,903,228

Operating Ratios (annualized):
Return on average assets	0.82%	0.85%	0.80%	0.82%	0.88%
Return on average equity	7.79%	7.98%	6.77%	7.22%	7.65%
Return on average tangible equity	9.49%	9.81%	8.38%	8.99%	9.57%
Efficiency ratio (fully taxable equivalent)	59.12%	56.71%	62.96%	65.74%	64.01%

Reconciliation of Non-GAAP Financial Measures (Unaudited)

The following table sets forth a reconciliation of pretax, pre-provision income by adding back the provisions for both loan losses taxes to net income.

	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
	2020	2020	2020	2019	2019
Reported net income	$1,779	$1,741	$1,432	$1,507	$1,571
Provision for loan losses	445	545	495	180	120
Provision for income taxes	647	654	497	511	561
Pretax, pre-provision income	$2,871	$2,940	$2,424	$2,198	$2,252

American River Bankshares
Analysis of Net Interest Margin on Earning Assets (Unaudited)
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended September 30,	2020			2019
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$452,301	$5,275	4.64%	$346,598	$4,397	5.03%
Tax-exempt loans and leases	20,616	244	4.71%	21,562	224	4.12%
Taxable investment securities	257,171	1,523	2.36%	267,012	1,846	2.74%
Tax-exempt investment securities	5,428	43	3.15%	7,103	66	3.69%
Federal funds sold	-	-	N/A	-	-	0.00%
Interest-bearing deposits in banks	52,240	19	0.14%	13,662	71	2.06%
Total earning assets	787,756	7,104	3.59%	655,937	6,604	3.99%
Cash & due from banks	39,524			17,215
Other assets	40,845			40,406
Allowance for loan & lease losses	(6,282)			(4,860)
	$861,843			$708,698

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$279,104	$126	0.18%	$211,930	$155	0.29%
Savings	83,140	7	0.03%	74,738	7	0.04%
Time deposits	69,269	128	0.74%	86,938	383	1.75%
Other borrowings	27,460	74	1.07%	15,614	82	2.08%
Total interest bearing liabilities	458,973	335	0.29%	389,220	627	0.64%
Noninterest bearing demand deposits	301,505			227,644
Other liabilities	10,476			10,368
Total liabilities	770,954			627,232
Shareholders' equity	90,889			81,466
	$861,843			$708,698
Net interest income & margin		$6,769	3.42%		$5,977	3.62%

Nine months ended September 30,	2020			2019
ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$417,667	$15,034	4.81%	$330,312	$12,329	4.99%
Tax-exempt loans and leases	21,628	767	4.74%	19,406	604	4.16%
Taxable investment securities	256,566	4,894	2.55%	272,738	5,756	2.82%
Tax-exempt investment securities	5,415	131	3.23%	10,822	266	3.29%
Federal funds sold	-	-	N/A	231	5	2.89%
Interest-bearing deposits in banks	38,136	73	0.26%	9,096	151	2.22%
Total earning assets	739,412	20,899	3.78%	642,605	19,111	3.98%
Cash & due from banks	28,212			16,356
Other assets	40,507			41,048
Allowance for loan & lease losses	(5,743)			(4,645)
	$802,388			$695,364

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$258,497	$505	0.26%	$208,607	$369	0.24%
Savings	78,869	21	0.04%	73,596	21	0.04%
Time deposits	70,085	548	1.04%	87,655	1,168	1.78%
Other borrowings	22,876	243	1.42%	19,341	300	2.07%
Total interest bearing liabilities	430,327	1,317	0.41%	389,199	1,858	0.64%
Noninterest bearing demand deposits	273,016			217,760
Other liabilities	11,140			10,019
Total liabilities	714,483			616,978
Shareholders' equity	87,905			78,386
	$802,388			$695,364
Net interest income & margin		$19,582	3.54%		$17,253	3.59%